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                               CLARUS CORPORATION
                           RESTRICTED STOCK AGREEMENT



         RESTRICTED STOCK AGREEMENT (the "Agreement") made as of this ____ day of April, 2003, by and between Clarus Corporation, a Delaware corporation, having its principal office at One Pickwick Plaza, Greenwich, Connecticut 06830 (the "Corporation"), and Warren B. Kanders, an individual residing at Two Soundview Drive, Greenwich, CT 06830 (the "Restricted Stockholder").

                              W I T N E S S E T H:

         WHEREAS, the Restricted Stockholder is a valued and trusted employee and director of the Corporation and the Corporation believes it to be in the best interests of the Corporation to secure the future services of the Restricted Stockholder by providing the Restricted Stockholder with an inducement to remain an employee and/or a director of the Corporation or any of its affiliates or subsidiaries (each a "Participating Corporation") and through the grant of restricted shares of common stock (the "Common Stock"), par value $.0001 per share, of the Corporation.

         NOW THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

         1. GRANT OF RESTRICTED SHARES. (a) Effective as of April 11, 2003 (the "Date of Grant"), the Corporation hereby grants to the Restricted Stockholder Five Hundred Thousand (500,000) shares of Common Stock (the "Restricted Shares"), subject to all of the terms and conditions of this Agreement. As more fully described below, the shares granted hereby are subject to forfeiture by the Restricted Stockholder if certain criteria are not satisfied.

                  (b) Simultaneously with the execution of this Agreement, Restricted Stockholder hereby delivers to the Corporation the purchase price for the Restricted Shares in an amount equal to $50 in cash (or $.0001 for each share granted) (the "Purchase Price").

         2. VESTING PERIOD.

                  (a) Vesting. All of the Restricted Shares shall vest and become nonforfeitable if the Restricted Stockholder is an employee and/or a director of the Corporation or a Participating Corporation on the earlier of (i) the date the closing price of the Corporation's Common Stock, as listed or quoted on any national securities exchange or NASDAQ, shall have exceeded $15.00 per share for each of the trading days during a ninety (90) consecutive day period and (ii) the tenth (10th) anniversary of the Date of Grant; provided, however that all of the Restricted Shares shall immediately vest and become nonforfeitable upon the occurrence of a Change in Control or in the event the Restricted Stockholder's employment with the Corporation is terminated without Cause.
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                  (b) Restricted Shares that are vested pursuant to the
provisions of this Section 2 hereof are "Vested Restricted Shares." Restricted Shares that are not vested pursuant to Section 2 hereof are "Unvested Restricted Shares."

                  (c) For purposes of this Agreement, the following terms shall have the following meanings:

                  "Affiliate" shall have the same meaning ascribed to such a term in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                  "Cause" shall have the same meaning ascribed to such a term in the Employment Agreement (the "Employment Agreement") dated December 6, 2002 between the Restricted Stockholder and the Corporation.

                  "Change in Control" shall have the same meaning ascribed to such a term in the Employment Agreement.

                  "Subsidiary" or "Subsidiaries" of a person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such person.

         3. NON-TRANSFERABILITY. Until the Restricted Shares shall be vested and until the satisfaction of any and all other conditions specified herein, the Restricted Shares may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of by the Restricted Stockholder, except upon the written consent of the Corporation.

         4. CERTIFICATES FOR SHARES; DIVIDENDS AND STOCKHOLDER RIGHTS.

                  (a) Stock certificates for Restricted Shares shall be issued in the Restricted Stockholder's name and shall be held by the Corporation until the Restricted Shares shall become vested. The Corporation shall serve as attorney-in-fact for the Restricted Stockholder during the period during which the Restricted Shares are unvested with full power and authority in the Restricted Stockholder's name to assign and convey to the Corporation any Restricted Shares held by the Corporation for the Restricted Stockholder if the Restricted Stockholder forfeits the shares under the terms of this Agreement. Stock certificates representing the Restricted Shares shall bear the following legend:

                  The Shares represented by this Stock Certificate have been granted as restricted stock. Without the prior written consent of the Corporation, the Shares represented by this Stock Certificate may not be sold, exchanged, assigned, transferred, pledged, hypothecated or otherwise encumbered or

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                  disposed of unless the restrictions set forth in the
                  Restricted Stock Agreement between the registered holder of these Shares and Clarus Corporation shall have lapsed.

                  Upon the vesting of the Restricted Shares, the Corporation shall so notify the Secretary of the Corporation and the Secretary shall obtain from the Corporation stock certificates representing all such shares that have vested, which stock certificates shall not bear any restrictive endorsement making reference to this Agreement, and shall promptly issue and deliver such stock certificates, if any, to the Restricted Stockholder.

                  (b) Upon the full execution of this Agreement and delivery of the Purchase Price pursuant to Section 1 above, the Restricted Stockholder shall thereupon be a stockholder and the Corporation shall issue stock certificates representing the Restricted Shares. Thereupon, subject to the provisions of
Section 2 hereof, the Restricted Stockholder shall have all the rights of a stockholder with respect to such Restricted Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Restricted Shares; provided, however, that such Restricted Shares and any new, additional or different securities the Restricted Stockholder may become entitled to receive with respect to such Restricted Shares by virtue of a stock split, dividend or other change in the corporate or capital structure of the Corporation shall be subject to the vesting and forfeiture provisions, restrictions on transfer and other restrictions set forth in this Agreement.

         5. SHARE ADJUSTMENTS. In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation, spin-off or other distribution (other than normal cash dividends) of the Corporation's assets to stockholders, or any other change affecting shares of the Corporation's capitalization, the Corporation's Board of Directors in its discretion may make such adjustments as it may deem appropriate to reflect such change and to fairly preserve the intended benefits of this Agreement.

         6. NO RIGHT TO CONTINUED EMPLOYMENT. Nothing in this Agreement shall confer upon the Restricted Stockholder any right with respect to continuance of employment by the Corporation or any Participating Corporation, nor shall it interfere in any way with the right of the Corporation or any Participating Corporation to terminate the Restricted Stockholder's employment at any time. This Agreement does not constitute an employment contract. This Agreement does not guarantee employment for the length of time of the vesting period or for any portion thereof.

         8. SECTION 83(b) ELECTION. If the Restricted Stockholder files an election with the Internal Revenue Service to include the fair market value of any Restricted Shares in gross income as of the Date of Grant, the Restricted Stockholder agrees to promptly furnish the Corporation with a copy of such election, together with the amount of any federal, state, local or other taxes required to be withheld to enable the Corporation to claim an income tax deduction with respect to such election.

         9. WITHHOLDING TAXES. The Restricted Stockholder acknowledges that the Corporation is not responsible for the tax consequences to the Restricted Stockholder of the


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granting or vesting of the Restricted Shares, and that it is the responsibility of the Restricted Stockholder to consult with the Restricted Stockholder's personal tax advisor regarding all matters with respect to the tax consequences of the granting and vesting of the Restricted Shares. The Corporation shall have the right to deduct from the Restricted Shares or any payment to be made with respect to the Restricted Shares any amount that federal, state, local or foreign tax law required to be withheld with respect to the Restricted Shares or any such payment. Alternatively, the Corporation may require that the Restricted Stockholder, prior to or simultaneously with the Corporation incurring any obligation to withhold any such amount, pay such amount to the Corporation in cash or in shares of the Corporation's Common Stock (including shares of Common Stock retained from the Restricted Shares creating the tax obligation), which shall be valued at the fair market value of such shares on the date of such payment. In any case where it is determined that taxes are required to be withheld in connection with the issuance, transfer or delivery of the shares, the Corporation may reduce the number of shares so issued, transferred or delivered by such number of shares as the Corporation may deem appropriate to comply with such withholding. The Corporation may also impose such conditions on the payment of any withholding obligations as may be required to satisfy applicable regulatory requirements under the Exchange Act.

         10. REPRESENTATIONS AND WARRANTIES.

                  10.1 Shares Unregistered. The Restricted Stockholder acknowledges and represents that the Restricted Stockholder has been advised by the Corporation that:

                  (a) the offer and sale of the Restricted Shares have not been registered under the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder, as the same may be amended from time to time (the "Securities Act");

                  (b) the Restricted Stockholder must continue to bear the economic risk of the investment in the Restricted Shares unless the offer and sale of such Restricted Shares are subsequently registered under the Securities Act and all applicable state securities laws or an exemption from such registration is available;

                  (c) restrictive legends, in the form set forth below, shall be placed on the stock certificates:

                  "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), or under the securities laws of any state, and may not be pledged, hypothecated, sold or transferred unless registered and qualified under the Securities Act and, if applicable, state securities laws, or in the opinion of counsel reasonably satisfactory to the corporation such registration and qualification are not required."

                  (e) the Corporation may endorse such legend or legends upon the stock certificates for Restricted Shares and may issue such "stop transfer" instructions to its transfer agent in respect of such Restricted Shares as, in its discretion, it determines to be

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necessary or appropriate to: (i) prevent a violation of, or to perfect an exemption from, the registration requirements of the Securities Act; and (ii) implement the provisions of the Agreement and any agreement between the Corporation and the Restricted Stockholder;

                  (f) any subsequent resale or distribution of the Restricted Shares by the Restricted Stockholder shall be made only pursuant to either (i) a registration statement on an appropriate form under the Securities Act, which registration statement has become effective and is current with regard to the Restricted Shares being sold, or (ii) a specific exemption, from the registration requirements of the Securities Act.

                  10.2 Additional Investment Representations. The Restricted Stockholder represents and warrants that:

                  (a) Restricted Stockholder's financial situation is such that Restricted Stockholder can afford to bear the economic risk of holding the Restricted Shares for an indefinite period of time, has adequate means for providing for Restricted Stockholder's current needs and personal contingencies, and can afford to suffer a complete loss of Restricted Stockholder's investment in the Restricted Shares;

                  (b) Restricted Stockholder's knowledge and experience in financial and business matters is such that Restricted Stockholder is capable of evaluating the merits and risks of the investment in the Restricted Shares;

                  (c) Restricted Stockholder understands that the Restricted Shares involve a high degree of risk of loss of Restricted Stockholder's investment therein, there are substantial restrictions on the transferability of the Restricted Shares and there may not be a public market for the Restricted Shares and, accordingly, it may not be possible for Restricted Stockholder to liquidate its investment in case of emergency, if at all;

                  (d) Restricted Stockholder understands and has taken cognizance of all the risk factors related to the purchase of the Restricted Shares and, except as set forth in this Agreement, no representations or warranties have been made to Restricted Stockholder or its representatives concerning the Restricted Shares or the Corporation or their prospects or other matters; and

                  (e) Restricted Stockholder has been given the opportunity to ask questions of, and to receive answers from, the Corporation and its representatives concerning the Corporation and its subsidiaries, the Stockholders Agreement, and to obtain any additional information which Restricted Stockholder deems necessary.

         11. REPRESENTATIONS OF THE CORPORATION. The Corporation represents to the Restricted Stockholder that the following statements contained in this
Section 11 are correct and complete as of the date of this Agreement:



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                  (a) Organization and Power. The Corporation is a corporation validly existing and in good standing under the laws of the State of Delaware, with full power and authority to enter into this Agreement and perform its obligations hereunder.

                  (b) Authorization. The execution, delivery and performance of this Agreement by the Corporation and the consummation of the transactions contemplated hereby by the Corporation have been duly and validly authorized by all requisite corporate action on the part of the Corporation, and no other proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by the Corporation, and this Agreement constitutes a valid and binding obligation of the Corporation, enforceable in accordance with its terms and conditions.

                  (c) The Corporation will use its commercially reasonable efforts to file a registration statement on Form S-8 with the Securities and Exchange Commission covering the Restricted Shares on or before December 31, 2003.

         12. INTERPRETATION. Any dispute regarding the interpretation of this Agreement shall be submitted by Restricted Stockholder or the Corporation to the Corporation's Board of Directors for review. The resolution of such a dispute by the Corporation's Board of Directors shall be final and binding on the Corporation and Restricted Stockholder.

         13. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior understandings and agreements with respect to such subject matter.

         14. NOTICES. Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporate Secretary of the Corporation at its principal corporate offices. Any notice required to be given or delivered to Restricted Stockholder shall be in writing and addressed to Restricted Stockholder at the address indicated above or to such other address as such party may designate in writing from time to time to the Corporation. All notices shall be deemed to have been given or delivered upon: (i) personal delivery; (ii) three (3) days after deposit in the United States mail by certified or registered mail (return receipt requested); (iii) one (1) business day after deposit with any return receipt express courier (prepaid); or (iv) one (1) business day after transmission by facsimile.

         15. SUCCESSORS AND ASSIGNS. The Corporation may assign any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Corporation. Subject to the restrictions on transfer set forth herein, this Agreement shall be binding upon Restricted Stockholder and Restricted Stockholder's heirs, executors, administrators, legal representatives, successors and assigns.

         16. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, applicable to agreements made and to be performed entirely within such state, other than conflict of laws principles thereof directing the application of any law other than that of Delaware.

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         17. ACCEPTANCE. Restricted Stockholder hereby acknowledges receipt of a copy of this Agreement. Restricted Stockholder has read and understands the terms and provisions thereof, and accepts this Restricted Shares subject to all the terms and conditions of this Agreement. Restricted Stockholder acknowledges that there maybe adverse tax consequences upon receipt of the Restricted Shares or disposition of the Restricted Shares and that the Corporation has advised Restricted Stockholder to consult a tax advisor prior to such receipt and disposition.

         18. MISCELLANEOUS

                  18.1 This Agreement cannot be amended, supplemented or changed, and no provision hereof can be waived, except by a written instrument making specific reference to this Agreement and signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. A waiver of any right derived hereunder by either the Restricted Stockholder or Corporation shall not be deemed a waiver of any other right derived hereunder.

                  18.2 This Agreement may be executed in any number of counterparts, but all counterparts will together constitute but one agreement.























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         IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed by its duly authorized officer and the Restricted Stockholder has executed this Agreement as of the ____ day of April, 2003.

                                        CLARUS CORPORATION


                                        By:_______________________________
                                           Name:__________________________
                                           Title:_________________________


                                        RESTRICTED STOCKHOLDER


                                        ___________________________________
                                        Name:     Warren B. Kanders
                                        Address:  _________________________
                                                  _________________________
                                                  _________________________
                                        Telecopier No.:____________________




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